EXECUTION VERSION

SECOND AMENDMENT TO

EMPLOYMENT AGREEMENT

This SECOND AMENDMENT (the “Amendment”) to Employment Agreement, effective as of October 23, 2013, as amended effective January 19, 2017 (as amended, the “Agreement”), is made and entered into effective as of September 5, 2018 (the “Effective Date”), by and between PURE BIOSCIENCE, INC., a Delaware corporation (the “Company”), and HENRY R. LAMBERT (“Executive”). Capitalized terms used but not otherwise defined herein shall have the same meanings as set forth in the Agreement.

WHEREAS, the Company desires assurance of the continued association and services of the Executive in order to retain the Executive’s experience, skills, abilities, background and knowledge, and is willing to continue to engage the Executive’s services on the terms and conditions set forth in the Agreement, as amended by this Amendment.

WHEREAS, the Executive desires to continue to provide services to the Company, and is willing to continue to provide such services on the terms and conditions set forth in the Agreement, as amended by this Amendment.

WHEREAS, the Company and the Compensation Committee of the Board of Directors has determined that it is in the best interest of the Company and its stockholders to amend the Agreement as set forth herein.

WHEREAS, Section 12 of the Agreement provides that the Agreement may be amended or modified only with the express prior written consent of the Executive and the Board representative specifically authorized by the Board to execute any such amendment or modification to the Agreement on behalf of the Company.

NOW, THEREFORE, in consideration of the mutual covenants and conditions contained herein, the parties hereby agree as follows:

1. AMENDMENT TO SECTION 1.

a. The first paragraph of Section 1.1 is hereby amended and restated in its entirety to read as follows:

“1.1 Term. The Company hereby employs the Executive, and the Executive hereby accepts employment by the Company, upon the terms and conditions set forth in this Agreement, until the earlier of (i) the termination of the Executive’s employment in accordance with this Section 1.1 or (ii) June 30, 2020 (the “Term”). Executive’s start date shall be September 10, 2013. During the Term, the Executive shall be employed on an at-will basis, subject to the following provisions:”

b. Section 1.5 is hereby deleted in its entirety.

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2. AMENDMENT TO SECTION 4.

a. Section 4.1 is hereby amended and restated in its entirety to read as follows:

“4.1 Benefits Upon Expiration or Termination By Executive Without Good Reason. If the Executive’s employment terminates upon expiration of the Agreement or by the Executive without Good Reason (as defined below), the Company shall pay to the Executive (or the Executive’s beneficiaries, as applicable) the Executive’s Base Salary, any bonus awarded under Section 3.2 not previously paid, and any accrued and unused vacation benefits, each as earned through the date of termination at the rate then in effect, less standard deductions and withholdings, and the Company shall thereafter have no further obligations to the Executive (or the Executive’s beneficiaries, as applicable), except as expressly otherwise provided in this Section 4; provided, however, that if the Executive’s employment terminates upon expiration of the Agreement, the Company also shall provide to the Executive (or the Executive’s beneficiaries, as applicable) the benefits described in Section 4.2(c) below. If the Executive’s employment terminates due to the Executive’s death or Complete Disability (as defined below), the Company shall provide to the Executive (or the Executive’s beneficiaries, as applicable) the severance benefits described in Section 4.2 below.”

b. Section 4.2(a) is hereby amended and restated in its entirety to read as follows:

“(a) the Executive shall be entitled to severance pay in the form of continued payment of the Executive’s annual Base Salary then in effect for a period of six (6) months. Such continued payments shall be subject to standard deductions and withholdings and paid in accordance with the Company’s regular payroll policies and practices in the first payroll period following the Release Effective Date.”

c. Section 4.3(a) is hereby amended and restated in its entirety to read as follows:

“(a) Good Reason. “Good Reason” for the Executive to terminate his employment shall mean the occurrence of any of the following events without the Executive’s consent; provided, however, that any resignation by the Executive due to any of the following conditions shall only be deemed for Good Reason if: (i) the Executive gives the Company written notice of his intent to terminate for Good Reason within ninety (90) days following the first occurrence of the condition(s) that the Executive believes constitutes Good Reason, which notice shall describe such condition(s); (ii) the Company fails to remedy, if remediable, such condition(s) within thirty (30) days following receipt of the written notice (the “Cure Period”) of such condition(s) from the Executive; and (iii) the Executive actually resigns his employment within the first ninety (90) days after expiration of the Cure Period; (A) a material reduction by the Company of the Executive’s authority, duties or responsibilities or the assignment to the Executive of any duties substantially inconsistent with the Executive’s positions, duties and responsibilities with the Company; or (B) a material breach by the Company of this Agreement or any other agreement between the Company and the Executive.”

3. AMENDMENT TO SECTION 5. Section 5 is hereby deleted in its entirety and any and all references thereto in the Agreement are hereby deleted from the Agreement.

4. AMENDMENT TO SECTION 6. Section 6 is hereby deleted in its entirety and any and all references thereto in the Agreement are hereby deleted from the Agreement.

5. APPROVAL OF AMENDMENT. By their signatures below, the Company and Executive hereby adopt this Amendment.

6. NECESSARY ACTS. Each party to this Amendment hereby agrees to perform any further acts and to execute and deliver any further documents that may be necessary or required to carry out the intent and provisions of this Amendment and the transactions contemplated hereby.

7. GOVERNING LAW. This Amendment shall be governed in all respects by the internal laws of the State of California.

8. CONTINUED VALIDITY. Except as otherwise expressly provided herein, the Agreement shall remain in full force and effect.

9. FACSIMILE; COUNTERPARTS. This Amendment may be executed by facsimile or electronic transmission and in any number of counterparts by the parties hereto, all of which together shall constitute one instrument.

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IN WITNESS WHEREOF, the parties hereto have executed this Amendment effective as of the Effective Date.

PURE BIOSCIENCE, INC.

By:	/s/ Janet Risi Field
Name:	Janet Risi Field
Title:	Compensation Committee Chair

HENRY R. LAMBERT

/s/ Henry R. Lambert
(Signature)

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